Exhibit 10.1

FIRST AMENDMENT TO ASSET AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET AND MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is made this 23rd day of December, 2011 (the “Effective Date”), by and among Forbes Energy Services Ltd., a Texas corporation (“Parent”), Forbes Energy Services LLC, a Delaware limited liability company (“FES LLC”), Forbes Energy International, LLC, a Delaware limited liability company (“FEI”), C.C. Forbes, LLC, a Delaware limited liability company (“CCF”), Forbes Energy Services de México, S. de R. L. de C.V., a Mexican limited liability company (“Forbes Mexico,” and together with Parent, FES LLC, FEI and CCF, the “Sellers”), Dirivera Investments LLC, a Texas limited liability company (the “U.S. Buyer”), and RGV Holding, S.A. de C.V., a Mexican corporation (the “Mexican Buyer,” and together with the U.S. Buyer, the “Buyers”).

RECITALS:

The Parties hereby state that:

WHEREAS, the Sellers and the Buyers entered into that certain Asset and Membership Interest Purchase Agreement dated December 8, 2011 (the “Original Agreement”); and

WHEREAS, the Sellers and the Buyers desire to amend certain terms and provisions of the Original Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

IT IS AGREED AS FOLLOWS:

1.	Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Original Agreement.

2.	Amendment to the Original Agreement. Effective the date hereof, the Original Agreement is hereby:

a.	Amended to delete Article 2.1(a) in its entirety and replace it with the following:

“On the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent and Forbes Mexico shall transfer, convey, and assign to the Mexican Buyer all of their right, title and interest in and to the following (items (i)-(vii) below, collectively, the “Forbes Mexico Assets”): (i) the well servicing rigs set forth on Schedule 2.1(a) that are in the process of being permanently imported into Mexico (the “Permanently Imported Rigs”) together with all spare parts and accessories that are attached to or associated exclusively with such Rigs, (ii) any existing certificates of origin or technical specifications in the possession of the Sellers for such Rigs, (iii) all Tangible Personal Property (including any oilfield services equipment, but excluding the Tangible Personal Property being conveyed under Article 2.1(b)) and Inventories of Parent and Forbes Mexico located in Mexico, (iv) any manuals, reports, certifications, records (including with respect to use, transportation, tracking, background and maintenance) and other data and documentation exclusively related to the Forbes Mexico Assets set forth in the other subsections of this definition (including existing Customs Documentation in the possession of the Sellers), (v) any rights under warranties issued with respect to the Forbes Mexico Assets set forth in the other subsections of this definition, including claims under such warranties arising prior to Closing, (vi) all Governmental Authorizations and all pending applications for or renewals of the Forbes Mexico Assets set forth in the other subsections of this definition, to the extent such Governmental Authorizations are transferrable, and (vii) all of the intangible rights and property of the Sellers exclusively related to the Forbes Mexico Assets set forth in the other subsections of this definition, to the extent such rights and property are transferrable. The sale and purchase of the Forbes Mexico Assets shall take place in Poza Rica, Veracruz, Mexico.

The Parties agree that the sale and transfer of the Forbes Mexico Assets shall be done through Mexican invoices pursuant to Mexican Law.”

b.	Amended to delete Article 2.1(c) in its entirety and replace it with the following:

“To the extent that all the Forbes US Assets have not been permanently imported into Mexico pursuant to Article 2.1(e), before the Closing, Parent and CCF shall, at their sole expense, cause the Forbes US Assets which are presently located in Mexico to be repositioned to McAllen, Texas (the “McAllen Repositioning”). The sale and purchase of such Forbes US Assets shall take place in McAllen, Texas.”

c.	Amended to delete Article 2.1(e) in its entirety and replace it with the following:

“The Sellers shall use commercially reasonable efforts to cause the Forbes US Assets to be permanently imported into Mexico prior to the Closing Date and, in connection therewith, to cause any Assets owned by CCF to be transferred to the Mexican branch of the Parent. In the event that the Sellers are successful in permanently importing Forbes US Assets prior to the Closing Date, such assets will automatically be considered Forbes Mexico Assets, to the extent owned by CCF, shall be transferred by CCF to the Mexican branch of the Parent, and will be sold in Poza, Rica Veracruz, Mexico pursuant to Article 2.1(a). In this circumstance, such assets would no longer be considered Forbes US Assets. Notwithstanding the foregoing, to the extent that the Sellers are not able to successfully complete the permanent importation of any of the Forbes US Assets, such assets will continue to be considered Forbes US Assets, the Sellers shall not be obligated to cause such assets to be transferred from CCF to the Mexican branch of the Parent and such assets will be sold in McAllen, Texas pursuant to Article 2.1(c). Further, to the extent that the Sellers are not able to successfully complete the permanent importation of the Permanently Imported Rigs by the Closing Date, such Rigs will automatically be considered Temporarily Imported Rigs and Forbes US Assets and will be sold in McAllen, Texas pursuant to Article 2.1(c). In this circumstance, such Rigs would no longer be considered Forbes Mexico Assets.”

d.	Amended to delete Article 2.6 in its entirety and replace it with the following:

“Closing. The sale of the Forbes Mexico Assets to the Mexican Buyer in Poza Rica, Veracruz, Mexico and, if applicable, the Forbes US Assets to the US Buyer in McAllen, Texas and the sale of the Membership Interests to the Mexican Buyer provided for in this Agreement (the “Closing”) will occur at 10:00 a.m. U.S. Central Time on January 5, 2012 after satisfaction or waiver of all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or on such other date as the Parties may agree in writing (the “Closing Date”), provided, however, that such date will be automatically extended for a reasonable amount of time to accommodate the permanent importation contemplated by Article 2.1(e) or, if applicable, the McAllen Repositioning contemplated by Article 2.1(c) in the event such activities have not been completed by January 5, 2011. Subject to the provisions of Article 9.1, failure to consummate the sale of the Assets and the Membership Interests by January 5, 2012 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.”

e.	Amended to delete Article 3.1 in its entirety and replace it with the following:

“Price. The purchase price for the Assets and the Membership Interests (the “Purchase Price”) is Thirty Million US Dollars (US$30,000,000.00), which will be allocated among the Forbes Mexico Assets and the Membership Interests being purchased by the Mexican Buyer and, if applicable, the Forbes US Assets being purchased by the US Buyer pursuant to Article 2.5. The Purchase Price does not include the Value Added Tax on the sale of the Forbes Mexico Assets, which shall be paid by the Mexican Buyer to Forbes Mexico and Parent, with respect to the Forbes Mexico Assets owned by Forbes Mexico and Parent. Upon each and every payment made by the Buyers herein to Forbes Mexico and Parent, the Value Added Tax due and payable as provided by Law, shall also be paid, Forbes Mexico and Parent shall make the corresponding Value Added Tax payment(s) and file the corresponding Tax return(s), as applicable, and shall provide copies of such to the Buyers. In any event the Value Added Tax paid by the Mexican Buyer to Forbes Mexico or Parent, can be subject to a tax credit according to Mexican Value Added Tax Law and therefore, Forbes Mexico and Parent are entitled to pay the Taxing Authority the net Value Added Tax after the credit, if any. If (i) the Sellers fail to deliver any Rig(s) in substantially the same operating condition and repair that such Rig(s) was/were in on the Effective Date, subject to ordinary wear and tear, and (ii) pursuant to Article 8.1(m) the Buyers elect not to consummate this Agreement with respect to such Rig(s), then the Purchase Price will be reduced by an amount (the “Rig Reduction Amount”) equal to (x) One Million Three Hundred Thousand Dollars (US$1,300,000) per Rig or (y) to the extent that all ancillary equipment associated with such Rig(s) is also no longer in substantially the same operating condition and repair that such equipment was in on the Effective Date, subject to ordinary wear and tear, One Million Nine Hundred Thousand Dollars (US$1,900,000) per Rig, and the amount to be paid to the Sellers under the Escrow Agreement will be reduced by such Rig Reduction Amount and the Rig Reduction Amount shall be distributed at Closing to Buyers pursuant to the Escrow Agreement. The Buyers shall pay and deliver the Purchase Price, as adjusted pursuant to the foregoing, to the Sellers as set forth in Article 3.2 below.”

f.	Amended to add the following as Article 3.3:

“Buyers’ Importation Costs. The Buyers agree to reimburse the Sellers for fifty percent (50%) of all costs associated with the permanent importation into Mexico of any of the Forbes US Assets and the transfer of any Assets owned by CCF to the

Mexican branch of the Parent pursuant to Article 2.1(e), including importation taxes and customs broker’s fees incurred on such importation, any fees or penalties associated with the failure to remove temporarily imported assets prior to the expiration of such temporary importation incurred in connection with attempts to permanently import such assets and the non-recoverable Value Added Tax associated with the transfer of any Assets owned by CCF to the Mexican branch of Parent that is required to be withheld by the branch in connection therewith (fifty percent of such costs, the “Buyers’ Importation Costs”). No later than December 30, 2011, the Buyers shall deliver to the Sellers Two Million Seven Hundred Thousand US Dollars (US$2,700,000) (the “Importation Cost Reimbursement Payment”), which amount shall be applied against the Buyers’ Importation Costs. The Sellers shall provide the Buyers with an accounting of the Buyers’ Importation Costs, which shall be certified as correct to the best of the knowledge of the Parent’s Chief Financial Officer. In the event that the Buyers’ Importation Costs are less than the Importation Cost Reimbursement Payment, the Sellers shall refund such excess to the Buyers at the Closing or within a reasonable time period if the Closing does not occur on January 5, 2011. In the event that the Buyer’s Importation Costs exceed the Importation Cost Reimbursement Payment, the Buyers shall pay the Sellers an amount equal to the shortfall at the Closing or within a reasonable time period if the Closing does not occur on January 5, 2011. Notwithstanding the foregoing, the Buyers’ obligations under this section are not conditioned upon Closing. If the Agreement is terminated by the Sellers pursuant to Article 9.1(c) or 9.1(d)(ii) (but only with respect to 8.2(b), (c), (d) in the event the Proceeding referenced therein is instituted or threatened by any of the Buyers, an affiliate of the Buyers or with the cooperation of any of the Buyers, (e) and (f)) or terminated by the Buyers pursuant to 9.1(d)(i) (but only with respect to 8.1(e) in the event the Proceeding referenced therein is instituted or threatened by any of the Buyers, an affiliate of the Buyers or with the cooperation of any of the Buyers) above, then the Sellers shall be entitled to retain the Importation Cost Reimbursement Payment. If this Agreement is terminated for any other reason, the Sellers shall promptly return the Importation Cost Reimbursement Payment.”

g.	Amended to delete Article 4.1 in its entirety and replace it with the following:

“Organization and Powers. Forbes Mexico and Forbes Mexico Personnel (i) are companies duly organized, validly existing and in good standing under the Laws of Mexico and (ii) have all requisite corporate or other power and authority to own, lease and operate their assets and properties and to carry on their business as now being conducted. Forbes Mexico and Forbes Mexico Personnel are duly qualified to do business in all jurisdictions in which the character or location of their assets makes such qualification necessary. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Texas. Parent is duly authorized to do business in Mexico as a Mexican branch office, and is registered under the book 1607 and public instrument 49997 under the fee of Jose Maria Morera Gonzalez holder of the notary public 102 of the Federal District of the Public Registry; with Mexican Tax Payer Number FES081203127, and Avenida 10 número 607-A, Fraccionamiento las Palmas, Poza Rica de Hidalgo, Veracruz, CP. 93230 tax domicile. FES LLC, FEI and CCF are limited liability companies duly organized, validly existing and in good standing under the Laws of Delaware. The Sellers have all requisite corporate or limited liability company power and authority to own, lease and operate the Assets and properties and to carry on their respective businesses as now being conducted. The Sellers are duly qualified to do business in all jurisdictions in which the character or location of the Assets makes such qualification necessary.

h.	Amended to delete Article 4.11 in its entirety and replace it with the following:

“Tangible Property. Parent and Forbes Mexico have good and transferrable title to all of the Forbes Mexico Assets, Parent and CCF have good and transferrable title to all of the Forbes US Assets and Forbes Mexico Personnel has good and transferrable title to all of its assets, each free and clear of any Lien or other encumbrance, except (i) those set forth on Schedule 4.11, which will be released at or prior to the Closing, (ii) any others that will be released at or prior to the Closing and (iii) any liens in favor of lessors for leased equipment in Mexico (but not including any liens on the Rigs or any spare parts and accessories that are attached to or associated with such Rigs) not to exceed $1.5 million incurred on or before the Effective Date.

i.	Amended to delete Article 7.4 in its entirety and replace it with the following:

“Reimportation of the Forbes US Assets. If, pursuant to Article 2.1(e), certain of the Forbes US Assets are not permanently imported into Mexico, but rather are sold in McAllen, Texas pursuant to Article 2.1(c), within thirty (30) days of the Closing Date, the US Buyer shall import or cause to be imported such Forbes US Assets into Mexico through the use of a common carrier. Further, the Buyers covenant that, prior to this importation, they shall not operate the Forbes US Assets in the United States.”

j.	Amended to delete Article 8.1(b) in its entirety and replace it with the following:

“The completion of the McAllen Repositioning as described in Article 2.1(b), if, pursuant to Article 2.1(e), all of the Forbes US Assets have not been permanently imported into Mexico and transferred from CCF to the Mexican branch of the Parent;”

k.	Amended to delete Article 8.1(c) in its entirety and replace it with the following:

“The representations and warranties of the Sellers in Article 4 of this Agreement or in any Schedule delivered pursuant hereto (i) that are qualified as to materiality, shall be true and correct when made and as of the Closing Date and (ii) that are not qualified as to materiality, shall be true and correct in all material respects when made and as of the Closing Date (in both cases, without giving effect to any supplement to any Schedule delivered after the date of this Agreement), except that any representation regarding the ownership of the Forbes Mexico Assets by CCF need not be true and correct as of the Closing Date to the extent CCF has transferred such assets to the Mexican branch of the Parent, and the Sellers and the Members shall have delivered to Buyers a certificate, dated the Closing Date, to such effect;”

l.	Amended to delete Article 8.1(f) in its entirety and replace it with the following:

“The Sellers shall have delivered to the Buyers (i) a Mexican invoice pursuant to Mexican Law, (ii) a Bill of Sale, Assignment and Assumption Agreement signed by Parent and Forbes Mexico for all of the Forbes Mexico Assets that are Tangible Personal Property and Inventories in the form of the attached Exhibit A-1, (iii) if applicable, a U.S. bill of sale pursuant to U.S. Law signed by Parent and CCF for all of the Forbes US Assets that are Tangible Personal Property and Inventories in the forms of the attached Exhibit A-2; (iv) an assignment of all the Forbes Mexico Assets that are intangible personal property signed by Parent and Forbes Mexico in the form of the attached Exhibit A-3; (v) if applicable, an assignment of all the Forbes US Assets that are intangible personal property signed by Parent and CCF a in the form of the attached Exhibit A-4 and (vi) such other, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyers, each in form and substance satisfactory to Buyer and executed by the applicable Seller (items (i)-(vi) above, collectively, the “Bills of Sale”);”

m.	Amended to delete Article 8.2(e) in its entirety and replace it with the following:

“All Buyers’ Importation Costs shall have been reimbursed by Buyers and the Escrow Payment shall be released from escrow and paid to the Sellers; and”

3.	Assignment. The Parties acknowledge and agree that Mexican Buyer has assigned all of its rights, interests and obligations with respect to purchasing the Membership Interests under the Original Agreement as amended by this Amendment to RGV Enterprises S.A. de C.V.

4.	Representations and Warranties of the Buyers and Sellers. The Buyers and Sellers represent and warrant that they are duly authorized and empowered to execute, deliver and perform this Amendment and all other instruments referred to or mentioned herein to which it is a party, and all action on its part requisite for the due execution, delivery and the performance of this Amendment has been duly and effectively taken. This Amendment, when executed and delivered, will constitute valid and binding obligations of the Buyers and Sellers enforceable in accordance with its terms.

5.	Reference to and Effect on the Original Agreement.

a.	On and after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof’, “herein” or words of like import, shall mean and be a reference to the Original Agreement as amended hereby.

b.	Except as specifically amended above, the Original Agreement shall remain in full force and effect and is hereby ratified and confirmed.

6.	Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Signatures by facsimile shall be binding. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

7.

Governing Law. The interpretation and construction of this Amendment, the transactions hereunder and all matters relating hereto, are not governed by the provisions of the United Nations Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended; rather, they are governed by the laws of the State of

Texas. In the event any Party shall seek enforcement of any covenant, warranty or other term or provision of this Amendment or seek to recover Damages for the Breach thereof, the Party which prevails in such Proceedings shall be entitled to recover reasonable attorneys’ fees and expenses actually incurred by it in connection therewith. The Parties agree that this Amendment is performable in Harris County, Texas and that the sole and exclusive venue for any Proceeding involving any claim arising under or relating to this Amendment shall be in Harris County, Texas.

8.	Final Agreement. THIS WRITTEN AMENDMENT OF THE ORIGINAL AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered effective as of the date first above written.

THE SELLERS:

Forbes Energy Services LTD

By:	/s/ John E. Crisp

Its:	President and Chief Executive Officer

Forbes Energy Services LLC

By:	/s/ John E. Crisp

Its:	President and Chief Executive Officer

Forbes Energy International, LLC

By:	/s/ John E. Crisp

Its:	President and Chief Executive Officer

C.C. Forbes, LLC

By:	/s/ John E. Crisp

Its:	Executive Vice President and Chief Operating Officer

Forbes Energy Services de Mexico, S. de R. L. de C.V.

By:	Forbes Energy Services LLC, a Shareholder

By:	/s/ John E. Crisp

Its:	President and Chief Executive Officer

By:	Forbes Energy International, LLC, a Shareholder

By:	/s/ John E. Crisp

Its:	President and Chief Executive Officer

[Signatures Continued on Following Page]

THE BUYERS:

Dirivera Investments LLC

By:	/s/ Cesár Rivera

Its:	President

RGV Holding, S.A. de C.V.

By:	/s/ Cesár Rivera

Its:	General Manager